Exhibit (e)

PLACEMENT AGENCY AGREEMENT

MASTER INVESTMENT PORTFOLIO

THIS AGREEMENT is made as of March 31, 2003, by and between MASTER INVESTMENT PORTFOLIO, a Delaware statutory trust (the “Trust”) on behalf of each series of the Trust now or hereafter identified on Schedule I (each, a “Master Portfolio” and collectively, the “Master Portfolios”), and SEI INVESTMENTS DISTRIBUTION CO., a Pennsylvania corporation (the “Placement Agent”). Absent written notification to the contrary by either the Trust or the Placement Agent, each new investment portfolio established in the future shall automatically become a “Master Portfolio” for all purposes hereunder and shares of beneficial interest established in the future shall automatically become “Shares” for all purposes hereunder as if set forth on Schedule I.

WHEREAS, the Trust is registered with the Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust desires to retain the Placement Agent as the exclusive Placement Agent of the units of beneficial interest (“Shares”) of the Master Portfolios, and the Placement Agent is willing to render such services; and

WHEREAS, the Placement Agent is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and is a member of the National Association of Securities Dealers, Inc. (the “NASD”).

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Services as Placement Agent.

1.1. The Placement Agent will act as agent for the private placement of Shares in accordance with any instructions of the Trust’s Board of Trustees and with the Trust’s registration statement then in effect under the 1940 Act. As used in this Agreement, the term “registration statement” shall mean any registration statement, specifically including, among other items, any then-current prospectus together with any related then-current statement of additional information, filed with the SEC with respect to Shares, and any amendments and supplements thereto which at any time shall have been filed.

1.2. The Placement Agent agrees to offer and sell Shares at the applicable offering price which is the net asset value next determined after an order is received. The Trust understands that the Placement Agent is and may in the future be the Placement Agent of shares of other investment company portfolios including portfolios having investment objectives similar to those of the Master Portfolios. The Trust further understands that existing and future investors in the Master Portfolios may invest in shares of such other portfolios. The Trust agrees that the Placement Agent’s duties to such portfolios shall not be deemed in conflict with its duties to the Trust under this paragraph 1.2.

1.3. In connection with all matters relating to this Agreement, the Placement Agent agrees to comply with all applicable laws, rules and regulations, including, without limitation, all rules and regulations made or adopted pursuant to the Securities Act of 1933, as amended (the “1933 Act”), the 1934 Act, the 1940 Act, the regulations of the NASD and all other applicable federal and state laws, rules and regulations.

1.4. Whenever in their judgment such action is warranted by unusual market, economic or political conditions, or by other circumstances of any kind, the Trust’s officers may decline to accept any orders for, or make any sales of Shares until such time as those officers deem it advisable to accept such orders and to make such sales.

1.5. The Trust shall furnish from time to time, for use in connection with the sale of Shares, such information with respect to the Master Portfolios and Shares as the Placement Agent may reasonably request and the Trust warrants that the statements contained in any such information shall fairly show or represent what they purport to show or represent. The Trust shall also furnish the Placement Agent upon request with: (a) audited annual and unaudited semi-annual statements of the Trust’s books and accounts with respect to each Master Portfolio, and (b) from time to time such additional information regarding the Master Portfolios’ financial condition as the Placement Agent may reasonably request.

1.6. The Placement Agent shall prepare reports for the Board of Trustees of the Trust regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board.

1.7. The Placement Agent may, at its own cost and expense, appoint or employ agents to assist in carrying out its obligations under this Agreement, but no such appointment or employment shall relieve the Placement Agent of its responsibilities or obligations to the Master Trust under this Agreement.

2. Representations; Indemnification.

2.1. The Trust represents to the Placement Agent that all registration statements filed by the Trust with the SEC under the 1940 Act, with respect to Shares have been prepared in conformity with the requirements of the 1940 Act and rules and regulations of the SEC thereunder.

The Trust represents and warrants to the Placement Agent that any registration statement, when such registration statement becomes effective, will contain all statements required to be stated therein in conformity with the 1940 Act and the rules and regulations of the SEC; that all statements of fact contained in any such registration statement will be true and correct when such registration statement becomes effective; and that no registration statement, when such registration statement becomes effective, will include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of Shares. The Trust authorizes the Placement Agent to use any prospectus or statement of additional information in the form furnished from time to time in connection with the sale of Shares and represented by the Trust as being the then-current form of prospectus or then-current form of statement of additional information.

2.2. The Trust agrees to indemnify, defend and hold the Placement Agent, its several officers and directors, and any person who controls the Placement Agent within the meaning of Section 15 of the 1933 Act free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Placement Agent, its officers and directors, or any such controlling person, may incur under the 1933 Act or under common law or otherwise, arising out of or based upon (a) any untrue statement, or alleged untrue statement, of a material fact contained in any registration statement or arising out of or based upon any omission, or alleged omission, to state a material fact required to be stated in any registration statement or necessary to make any statement in such documents not misleading or (b) any alleged willful misfeasance, bad faith or gross negligence in the performance of the Trust’s obligations and duties under the Agreement or by reason of its alleged reckless disregard thereof; provided, however, that the Trust’s agreement to indemnify the Placement Agent, its officers and directors, and any such controlling person shall not be deemed to cover any claims, demands, liabilities or expenses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in any registration statement or in any financial or other statements in reliance upon and in conformity with any information furnished to the Trust by the Placement Agent or any affiliate thereof and used in the preparation thereof.

Notwithstanding the foregoing, this indemnity agreement, to the extent that it might require indemnity of any person who is an officer or director of the Placement Agent or any person who controls the Placement Agent and who is also an officer or Trustee of the Trust, shall not inure to the benefit of such officer, director or controlling person unless a court of competent jurisdiction shall determine, or it shall have been determined by controlling precedent, that such result would not be against public policy as expressed in the 1933 Act or the 1940 Act.

The Trust’s agreement to indemnify the Placement Agent, its officers and directors, and any such controlling person, as aforesaid, is expressly conditioned upon the Trust’s being notified of any action brought against the Placement Agent, its officers or directors, or any such controlling person, such notification to be given in writing and to be transmitted by personal delivery, first class mail, overnight courier, facsimile or other electronic means to the address or facsimile number contained in paragraph 9 of this Agreement, or to such other addresses or facsimile numbers as the parties hereto may specify from time to time in writing and such notification to be sent to the Trust within a reasonable period of time after the summons or other first legal process shall have been served. The failure to so notify the Trust of any such action shall not relieve the Trust from any liability which the Trust may have to the person against whom such action is brought by reason of any such untrue, or allegedly untrue, statement or omission, or alleged omission, otherwise than on account of the Trust’s indemnity agreement contained in this paragraph 2.2. The Trust will be entitled to assume the defense of any suit brought to enforce any such claim, demand or liability, but, in such case, such defense shall be conducted by counsel of good standing chosen by the Trust and approved by the Placement Agent, which approval shall not unreasonably be withheld. In the event the Trust elects to assume the defense of any such suit and retain counsel of good standing approved by the Placement Agent, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them; but in case the Trust does not elect to assume the defense of any such suit, or in case the Placement Agent reasonably does not approve of counsel chosen by the Trust, the Trust will reimburse the Placement Agent, its officers and directors, or the controlling person or persons named as defendant or defendants in such suit, for the fees and expenses of any counsel retained by the Placement Agent or them.

The Trust’s indemnification agreement contained in this paragraph 2.2 and the Trust’s representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Placement Agent, its officers or directors, or any controlling person, and shall survive the delivery of any Shares. This agreement of indemnity will inure exclusively to the Placement Agent’s benefit, to the benefit of its several officers and directors, and their respective estates, and to the benefit of the controlling persons and their successors. The Trust agrees promptly to notify the Placement Agent of the commencement of any litigation or proceedings against the Trust or any of its officers or Trustees in connection with the issue and sale of any Shares.

2.3. The Placement Agent agrees to indemnify, defend and hold the Trust, its several officers and Trustees, and any person who controls the Trust within the meaning of Section 15 of the 1933 Act free and harmless from and against any and all claims, demands, liabilities and expenses (including the costs of investigation or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Trust, its officers or Trustees or any such controlling person, may incur under the 1933 Act or under common law or otherwise, but only to the extent that such liability or expense incurred by the Trust, its officers or Trustees, or such controlling person resulting from such claims or demands, shall arise out of or be based upon (a) any untrue, or alleged untrue, statement of a material fact contained in information furnished by the Placement Agent or any affiliate thereof to the Trust or its counsel and used in the Trust’s registration statement, or shall arise out of or be based upon any omission, or alleged omission, to state a material fact in connection with such information furnished by the Placement Agent or any affiliate thereof to the Trust or its counsel required to be stated in such answers or necessary to make such information not misleading or (b) any alleged willful misfeasance, bad faith or gross negligence in the performance of the Placement Agent’s obligations and duties under the Agreement or by reason of its alleged reckless disregard thereof.

Notwithstanding the foregoing, this indemnity agreement, to the extent that it might require indemnity of any person who is an officer or director or controlling person of the Trust, shall not inure to the benefit of such officer, director or controlling person unless a court of competent jurisdiction shall determine, or it shall have been determined by controlling precedent, that such result would not be against public policy as expressed in the 1933 Act or the 1940 Act.

The Placement Agent’s agreement to indemnify the Trust, its officers and Trustees, and any such controlling person, as aforesaid, is expressly conditioned upon the Placement Agent’s being notified of any action brought against the Trust, its officers or Trustees, or any such controlling person, such notification to be given in writing and to be transmitted by personal delivery, first class mail, overnight courier, facsimile or other electronic means to the address or facsimile number contained in paragraph 9 of this Agreement, or to such other addresses or facsimile numbers as the parties hereto may specify from time to time in writing and such notification to be sent to the Placement Agent by the person against whom such action is brought, within a reasonable period of time after the summons or other first legal process shall have been served. The failure to so notify the Placement Agent of any such action shall not relieve the Placement Agent or any affiliate thereof from any liability which the Placement Agent or any affiliate thereof may have to the Trust, its officers or Trustees, or to such controlling person by reason of any such untrue or alleged untrue statement, or omission or alleged omission, or other conduct covered by this indemnity agreement, otherwise than on account of the Placement Agent’s indemnity agreement contained in this paragraph 2.3. The Placement Agent will be entitled to assume the defense of any suit brought to enforce any such claim, demand or liability, but, in such case, such defense shall be conducted by counsel of good standing chosen by the Placement Agent and approved by the Trust, which approval shall not unreasonably be withheld. In the event the Placement Agent elects to assume the defense of any such suit and retain counsel of good standing approved by the Trust, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them; but in case the Placement Agent does not elect to assume the defense of any such suit, or in case the Trust reasonably does not approve of counsel chosen by the Placement Agent, the Placement Agent will reimburse the Trust, its officers and directors, or the controlling person or persons named as defendant or defendants in such suit, for the fees and expenses of any counsel retained by the Trust or them.

The Placement Agent’s indemnification agreement contained in this paragraph 2.3 and the Placement Agent’s representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Trust, its officers or directors, or any controlling person, and shall survive the delivery of any Shares. This agreement of indemnity will inure exclusively to the Trust’s benefit, to the benefit of its several officers and directors, and their respective estates, and to the benefit of the controlling persons and their successors. The Placement Agent agrees promptly to notify the Trust of the commencement of any litigation or proceedings against the Placement Agent or any of its officers or directors in connection with the issue and sale of any Shares.

2.4. No Shares shall be offered by either the Placement Agent or the Trust under any of the provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by the Trust if and so long as the effectiveness of the registration statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1940 Act; provided, however, that nothing contained in this paragraph 2.4 shall in any way restrict or have any application to or bearing upon the Trust’s obligation to repurchase Shares from any interestholder in accordance with the provisions of the Trust’s prospectus or Declaration of Trust.

2.5. The Trust agrees to advise the Placement Agent as soon as reasonably practicable of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement then in effect or of the initiation of any proceeding for that purpose.

3. Confidentiality.

The Placement Agent agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Master Portfolios and/or the Trust and its prior, present or potential interestholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except when so requested by the Trust or after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Placement Agent may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities.

In accordance with Regulation S-P, the Placement Agent and its affiliates will not disclose any non-public personal information, as defined in Regulation S-P, received from the Trust or any Master Portfolio regarding any interestholder; provided, however, that the Placement Agent and its affiliates may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Placement Agent and its affiliates, or as may be permitted by law. The Placement Agent agrees to use reasonable precautions to protect and prevent the unintentional disclosure of such non-public personal information.

4. Anti-Money Laundering Program.

The Placement Agent represents and warrants that it (a) has adopted an anti-money laundering compliance program (“AML Program”) that satisfies the requirements of all applicable laws and regulations; (b) will cooperate with the Trust or its agents to assist with any audits of its AML program; and (c) will notify the Trust promptly if an inspection by the appropriate regulatory authorities of its AML Program identifies any material deficiency, and will promptly remedy any material deficiency of which it learns.

5. Limitations of Liability.

Except as provided in paragraph 2.3, the Placement Agent shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or any Master Portfolio in connection with matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement.

6. Term.

This Agreement shall become effective on the date of its execution and, unless sooner terminated as provided herein, shall continue in effect for a period of two years from the date written above. This Agreement shall thereafter continue from year to year, provided such continuance is specifically approved at least annually by (i) the Trust’s Board of Trustees, or (ii) a vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Master Portfolio, provided that in either event the continuance is also approved by the majority of the Trust’s Trustees who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is not assignable and is terminable with respect to a Master Portfolio, without penalty, on not less than sixty (60) days’ written notice, by the Trust’s Board of Trustees, by vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of such Master Portfolio, or by the Placement Agent. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

7. Release

The names “Master Investment Portfolio” and “Trustees of Master Investment Portfolio” refer respectively to the Trust created by the Declaration of Trust and the Trustees as Trustees but not individually or personally. All parties hereto acknowledge and agree that any and all liabilities of the Trust arising, directly or indirectly, under this Agreement will be satisfied solely out of the assets of the Trust and that no Trustee, officer or interestholder shall be personally liable for any such liabilities. All persons dealing with any Master Portfolio of the Trust must look solely to the property belonging to such Master Portfolio for the enforcement of any claims against the Trust.

8. Miscellaneous.

8.1. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

8.2 This Agreement shall be governed by the laws of the State of Delaware.

9. Notices.

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to such address as may be designated for the receipt of such notice. Until further notice, it is agreed that the address of the Trust shall be: Master Investment Portfolio; c/o Barclays Global Investors, N.A., 45 Fremont, San Francisco, CA 94105, Attention: Mutual Fund Administration, with a copy to the General Counsel at the same street address, and that of the Placement Agent shall be: SEI Investments Distribution Co., 1 Freedom Valley Drive; Oaks, Pennsylvania 19456; Attention: General Counsel.

10. Counterparts.

10.1 This Agreement may be executed in any manner of counterparts, each of which shall be deemed an original.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

MASTER INVESTMENT PORTFOLIO
on behalf of the Master Portfolios

By:	/s/ Michael A. Latham
Michael A. Latham
Secretary

SEI INVESTMENTS DISTRIBUTION CO.

By:	/s/ William E. Zitelli
William E. Zitelli
Vice President

Approved by the Board of Trustees of Master Investment Portfolio on March 15, 2006.

SCHEDULE I

MASTER INVESTMENT PORTFOLIO:

1.	Active Stock Master Portfolio
2.	Bond Index Master Portfolio
3.	CoreAlpha Bond Master Portfolio
4.	International Index Master Portfolio
5.	LifePath Retirement Portfolio
6.	LifePath 2010 Portfolio
7.	LifePath 2020 Portfolio
8.	LifePath 2030 Portfolio
9.	LifePath 2040 Portfolio
10.	Money Market Master Portfolio
11.	Prime Money Market Master Portfolio
12.	Russell 2000 Master Portfolio
13.	S&P 500 Master Portfolio
14.	Government Money Market Master Portfolio
15.	Treasury Money Market Master Portfolio